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EXHIBIT 3.2

CERTIFICATE OF DESIGNATION
of
8% CUMULATIVE CONVERTIBLE PREFERRED STOCK
of
PETROHAWK ENERGY CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law

        Petrohawk Energy Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of Preferred Stock, par value $0.001 per share, designated as 8% Cumulative Convertible Preferred Stock:

          RESOLVED, that a series of the class of authorized $0.001 par value Preferred Stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

        1.    Designation and Amounts

        The shares of such series shall be designated as the "8% Cumulative Convertible Preferred Stock" (the "8% Preferred") and the number of shares initially constituting such series shall be 1,500,000, which number may be decreased (but not increased) by the Board of Directors without a vote of the stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of 8% Preferred and shares of 8% Preferred issuable on exercise of rights to acquire 8% Preferred or otherwise acquire shares of 8% Preferred from the Corporation. The 8% Preferred shall rank senior to the $0.001 par value common stock ("Common Stock") of the Corporation with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

        2.    Dividends

        The holders of the 8% Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends on each outstanding share of 8% Preferred at the rate of 8% of the Initial Liquidation Price, as described in Section 3(a) below, per share per annum from the date of issuance, payable quarterly within 15 days following the end of the calendar quarters ending March 31, June 30, September 30 and December 31 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall accrue from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding 8% Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation. Neither conversion (whether voluntary or automatic) nor redemption of the 8% Preferred shall affect any holder's right to receive any accrued but unpaid dividends on such 8% Preferred. In the event that the 8% Preferred is automatically converted into Common Stock in accordance with Section 4(e) below, or is called for redemption by the Corporation in accordance with Section 5 below within one year of issuance of the 8% Preferred, the Corporation shall at the one year anniversary of the issuance, pay to the holder of record on the date of conversion, an amount equal to dividends for the first year less any dividends paid.

        3.    Liquidation Preference

        (a)   Distribution Amount. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the 8% Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $9.25 per share per Preferred Share (the "Initial Liquidation Price") plus any accrued but unpaid dividends (together the "Liquidation Preference").

        (b)   Consolidation or Merger. A consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation, or a series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3 if the holders of 8% Preferred have essentially equivalent rights following such transaction as they held prior thereto, as determined by the Board of Directors of the Corporation in the reasonable exercise of its discretion; otherwise such a transaction shall be deemed to be a liquidation for purposes of this Section 3.

        4.     Conversion. The 8% Preferred shall be convertible into Common Stock in accordance with the following:

        (a)   Optional Conversion by Holders. A holder of 8% Preferred may at anytime, at the holder's option, convert all but not less than all of the holder's 8% Preferred into Common Stock. Each share of 8% Preferred shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference of the 8% Preferred determined pursuant to Section 3 hereof on the date of conversion, by (ii) the Conversion Price determined as hereinafter provided in effect on such date. Each share of 8% Preferred shall thus at the date of original issuance be convertible into one share of Common Stock, which may be adjusted as set forth herein. Upon any conversion of 8% Preferred, the Corporation may pay in cash all accrued unpaid dividends through the date of the conversion.

        (b)   Mechanics of Conversion. To convert shares of 8% Preferred into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of the transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, promptly upon receipt of such notice and delivery of the certificates representing the 8% Preferred shares which have been converted, issue and deliver to or upon the order of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is received. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

        (c)   Determination of Conversion Price. The Conversion Price (the "Conversion Price") shall be $18.50. In the event the Corporation shall at any time or from time to time make, issue, declare, pay or fix a record date for the determination of holders entitled to receive any dividend or other distribution payable of shares of Common Stock in Common Stock or other securities of the Corporation or any of its subsidiaries or in rights to acquire Common Stock or other securities of the Corporation or any of its subsidiaries, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then in each such event the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event, such that upon any conversion after any such event, a holder of 8% Preferred shall be entitled to receive the number and class of any securities of the Corporation or other assets which the holder would have received had the 8% Preferred been converted into common Stock immediately before the event.

        (d)   Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price pursuant to Section 4(c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and the principal financial officer of the Corporation shall verify such computation and prepare and furnish to each holder of 8% Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 8% Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of 8% Preferred with respect to each share of Common Stock received upon such conversion.

        (e)   Automatic Conversion. The 8% Preferred shall automatically convert into Common Stock of the Corporation effective on the first business day on which securities are traded on the principal market on which the Corporation's Common Stock is traded after the reported high selling price for the Corporation's Common Stock is at least one hundred fifty percent (150%) of the Initial Liquidation Price for any 10 days on which such Common Stock was traded. The number of shares of Common Stock into which the 8% Preferred shall be converted shall be the number of shares which the holders would have received upon any optional conversion of 8% Preferred on the date of automatic conversion, determined as set forth above. Upon any automatic conversion each holder shall be deemed to own the number of shares of Common Stock into which the holder's 8% Preferred is converted. Promptly thereafter the holder shall surrender the certificate or certificates representing the 8% Preferred which was converted at the office of the Corporation or of the transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, promptly upon receipt of such certificates representing the 8% Preferred shares which have been converted, deliver to such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Each holder shall be deemed to have been the beneficial owner of the shares of Common Stock at the close of business on the date the automatic conversion occurred.

        (f)    Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of 8% Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

        (g)   Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of 8% Preferred; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

        (h)   Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the 8% Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 8% Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the 8% Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval.

        (i)    Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of 8% Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of 8% Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, in lieu of issuing any fractional share, the fraction shall be rounded up or down to the nearest whole number of shares.

        (j)    Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and such transaction is not treated as a liquidation, dissolution or winding up as provided in Section 3, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of 8% Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 8% Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the 8% Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of 8% Preferred.

        5.    Optional Redemption by Corporation

        (a)   At any time from and after the date of issuance of the 8% Preferred, the Corporation may at its sole election redeem some or all of the 8% Preferred at a redemption price determined as set forth below. If the Corporation elects to redeem less than all of the 8% Preferred, each such redemption shall be made pro rata from the holders of all outstanding 8% Preferred. The optional redemption price payable to the Corporation shall be determined with respect to the time between the date of original issuance of the 8% Preferred and the effective date of a redemption by the Corporation, determined as follows:

Year of Optional Redemption	Amount Paid
During 1st year from Issuance	105% of Initial Liquidation Price, plus accrued unpaid dividends
During 2nd year	104% of Initial Liquidation Price, plus accrued unpaid dividends
During 3rd year	103% of Initial Liquidation Price, plus accrued unpaid dividends
During 4th year	102% of Initial Liquidation Price, plus accrued unpaid dividends
During 5th year	101% of Initial Liquidation Price, plus accrued unpaid dividends

        (b)   At least 30 days prior to the date on which the Corporation intends to redeem the 8% Preferred pursuant to Section 5(a) (the "Corporation's Optional Redemption Date"), written notice (the "Corporation's Optional Redemption Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the 8% Preferred, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, whether some or all shares will be redeemed, the Corporation's Optional Redemption Date, the

Corporation's Optional Redemption Price, the place at which payment may be obtained and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the total number of shares of 8% Preferred held by such holder. On or after the Corporation's Optional Redemption Date, each holder of 8% Preferred then outstanding shall surrender to the Corporation the certificate or certificates representing the shares of 8% Preferred owned by such holder as of the Corporation's Optional Redemption Date, in the manner and at the place designated in the Corporation's Optional Redemption Notice, and thereupon the Corporation's Optional Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. If fewer than all shares are to be redeemed, the Corporation shall, as of the date of the redemption, issue and deliver to the appropriate holder, certificates representing the shares of 8% Preferred not redeemed.

        (c)   From and after the Corporation's Optional Redemption Date, unless there shall have been a default in payment of the Corporation's Optional Redemption Price, all rights of the holders of the shares which have been redeemed (except the right to receive the Corporation's Optional Redemption Price without interest upon surrender of the certificate or certificates representing such shares) shall cease with respect to such shares, and the shares redeemed shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

        (d)   Notwithstanding any other terms or provisions applying to the 8% Preferred, the Corporation and any holder of 8% Preferred (a "Consenting Holder") may, without consent of any other holder, agree to redemption or conversion of the 8% Preferred held by the Consenting Holder by the Corporation on such terms as they may agree, provided that at the time all dividends on the 8% Preferred are current and the other holders of outstanding 8% Preferred are not adversely affected.

        6.     Corporation's Right to Purchase. Notwithstanding other provisions hereof, the Corporation shall have the right to purchase shares of 8% Preferred from a holder of such shares on such terms as may be agreeable to the holder and to the Corporation, if at the time of any such purchase the Corporation is not in default of any of its obligations due to holders of 8% Preferred, provided other holders of outstanding 8% Preferred are not adversely affected. The shares of 8% Preferred may be acquired by the Corporation from any holder pursuant to this paragraph without offering to any other holder of 8% Preferred an equal opportunity to sell 8% Preferred to the Corporation, and no purchase by the Corporation from any holder of 8% Preferred pursuant to this Section shall be deemed to create any right on the part of any other holder. Upon any such repurchase by the Corporation, the 8% Preferred purchased shall be deemed to be retired.

        7.    Restrictions and Limitations.

        (a)   While any of the 8% Preferred is outstanding, the Corporation shall not create nor issue any class or series of preferred stock or other securities which has dividend or liquidation privileges or other similar rights which are senior to the rights of the holders of the 8% Preferred.

        (b)   If at any time the Corporation fails to pay quarterly dividends on the 8% Preferred when due, the Corporation shall not thereafter, while the dividend remains unpaid, pay any dividend or make any other cash or similar distributions on any of the Corporation's Common Stock or other outstanding securities.

        (c)   The Corporation shall not undertake the following actions without the consent of the holders of a majority of the 8% Preferred then outstanding: (i) modify the Corporation's Certificate of Designation or Bylaws so as to amend or change any of the rights, preferences, or privileges of, or applicable to, the 8% Preferred, (ii) authorize or issue any other preferred equity security senior to any of the rights or preferences applicable to the 8% Preferred, or (iii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation while there exists any arrearage in the payment of quarterly dividends hereunder.

        8.     Voting Rights. Each holder of 8% Preferred shall be entitled to vote with holders of Common Stock on all matters presented to stockholders for a vote. Each share of 8% Preferred shall be entitled to a number of votes on any matter equal to the whole number of shares of Common Stock into which one share of 8% Preferred is convertible as of the record date for any vote by stockholders of the Corporation.

        9.     Status of Reacquired Shares of 8% Preferred. Shares of outstanding 8% Preferred reacquired by the Corporation (including, without limitation, shares of 8% Preferred which have been redeemed pursuant to the provisions hereof) or cancelled upon conversion into Common Stock shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and subject to later designation and issuance by the Corporation in accordance with its Certificate of Incorporation.

        10.   Preemptive Rights. Holders of 8% Preferred shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Corporation, except as specifically set forth herein.

        11.   Notices. Any notice required by the provisions hereof to be given to the holders of 8% Preferred shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

        12.   Amendments. With the consent or approval of the holders of at least a majority of the 8% Preferred then outstanding, the Corporation may amend or modify any of the foregoing rights, privileges and preferences with respect to the shares of 8% Preferred, provided that no such amendment may materially and adversely affect a holder of 8% Preferred without the holder's approval.

        13.   Date of Issuance. All references herein to "date of issuance", "date of original issuance", "day of original issuance", "anniversary of original issuance", "Issuance", and all other references to the date or timing of the issuance of the shares of 8% Preferred initially issued pursuant to this Certificate of Designation shall mean the date on which the shares of 8% Preferred were initially and originally issued by Beta Oil & Gas, Inc., a Nevada corporation.

        14.   No Additional Rights. Notwithstanding anything to the contrary and for the avoidance of doubt, this Certificate of Designation is not intended to grant, confer or create, with respect to the holders of the shares of 8% Preferred or otherwise, any rights in addition to those rights granted, conferred and created under and pursuant to the Certificate of Designation of 8% Cumulative Convertible Preferred Stock of Beta Oil & Gas, Inc., a Nevada corporation, dated June 8, 2001.

Dated: July 13, 2004	PETROHAWK ENERGY CORPORATION
	By:	Name: Floyd C. Wilson Title: President & Chief Executive Officer

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  EXHIBIT 3.2